Exhibit 4.9

BF-2023-0603	Contract Number: TGCF0001763845

Residential Lease Contract of Beijing

Lessor: Mingxin Song

Lessee: Beijing REIT Technology Development Co., Ltd.

Prepared by:

Beijing Municipal Commission of Housing and Urban-Rural Development

Beijing Municipal Administration for Market Regulation

Date: February 2023

Explanation

1. This contract template is a model document jointly formulated by the Beijing Municipal Commission of Housing and Urban-Rural Development and the Beijing Municipal Administration for Market Regulation. If both parties have any supplementary agreements to this contract, they shall sign a separate supplementary contract in writing, which shall have the same legal effect as this contract.

2. Before signing this contract, the lessor should carefully read the “Housing Rental Instructions,” and the lessee should carefully read the “Instructions for Use of Leased Housing.”

3. Before signing this contract, both parties should produce valid identification documents. The lessor should also show the original of the real estate ownership certificate or other legal proofs of the house’s origin to the lessee. If the house is registered as jointly owned, proof of consent for rental from all co-owners should be provided.

4. The contents selected in brackets [    ], the filling of blank spaces, and other contents that need to be deleted or added in this contract template should be determined by both parties through negotiation. For options in brackets [    ] or checkboxes, please select by marking with a √. If a particular situation has not occurred or if both parties do not make any agreement, please mark with an × in the blank space to indicate deletion.

5. For contents that are not agreed upon or are unclearly agreed upon in this contract template, both parties may make supplementary agreements in the blank lines after the relevant clauses based on specific conditions, or sign a separate supplementary agreement. If the transaction is concluded through a real estate brokerage agency, the real estate brokerage service contract shall be attached to this contract as an appendix.

6. Both parties may determine the number of original copies of this contract based on actual circumstances and carefully check them during the signing process to ensure that the content of each copy is consistent. In any case, both parties should hold at least one original copy of the contract.

Housing Rental Instructions

To jointly maintain the capital’s environment and public safety, eliminate safety and health hazards, in accordance with the “Beijing Housing Rental Regulations” and relevant laws, regulations, rules, and policies, landlords shall abide by the following provisions:

1. The housing shall comply with national and municipal safety regulations and standards related to construction, security, indoor air quality, etc. It shall have basic living conditions such as water and electricity supply. The smallest rental unit shall be the originally planned and designed room, and it is not allowed to partition or change the internal structure of the house. Living rooms shall not be rented out separately, and kitchens, bathrooms, balconies, storage rooms, and other non-living spaces shall not be rented out for living purposes.

2. The per capita usable area and the number of occupants in each room shall comply with relevant regulations. The per capita living area of the leased housing shall not be less than 5 square meters, and the number of occupants in each room shall not exceed 2 people (except for those with statutory obligations for support, upbringing, and maintenance). The per capita usable area of rental-type collective dormitories for employees shall not be less than 4 square meters, and the number of occupants in each dormitory shall not exceed 8 people.

3. The deposit collected by housing rental enterprises from tenants shall generally not exceed one month’s rent and shall be escrowed through a third-party dedicated account as required. The amount of rent collected by housing rental enterprises from tenants in a single payment shall generally not exceed three months’ rent, and any excess rent shall be subject to supervision. Upon expiration or termination of the housing lease contract, apart from deducting rent, breach penalties, and other expenses, housing rental enterprises shall refund the remaining deposit and rent to the tenant within three working days after the tenant returns the housing.

4. The landlord shall complete the registration and filing of housing leases and rental registration procedures as required.

5. The landlord shall cooperate with and implement various relevant measures in accordance with the epidemic prevention policies of the community.

Instructions for the Use of Rental Housing

To jointly maintain the capital’s environment and public safety, eliminate safety and health hazards, and in accordance with the provisions of the “Civil Code of the People’s Republic of China,” “Beijing Municipal Regulations on Domestic Waste Management,” “Beijing Municipal Property Management Regulations,” “Beijing Municipal Gas Management Regulations,” and other relevant regulations, tenants shall abide by the following provisions:

1. Tenants shall dispose of domestic waste at the time and location indicated by the responsible person for domestic waste management classification, and shall not discard or scatter domestic waste at random. They shall separately dispose of domestic waste into appropriately labeled collection containers according to the classifications of kitchen waste, recyclables, hazardous waste, and other waste. Large-sized discarded items such as old furniture and appliances shall be stacked separately at the location designated by the responsible person for domestic waste management classification. Construction waste shall be stacked separately according to the time, location, and requirements specified by the responsible person for domestic waste management classification. Ash and soil generated during the daily lives of rural villagers shall be separately disposed of in appropriate containers or at the location designated by the responsible person for domestic waste management classification.

2. Tenants shall comply with property management laws and regulations. They shall not illegally install electric wires or cables to charge electric bicycles, electric motorcycles, electric tricycles, and other vehicles.

3. Tenants shall correctly operate and use gas appliances, and cooperate with gas supply companies in conducting household safety inspections of gas facilities. They shall not dismantle, modify, install, or move gas facilities without authorization.

4. Tenants shall comply with the epidemic prevention policies of the region and cooperate in implementing various related measures as required by the epidemic prevention policies of the region.

Capital Security Reminder

To ensure the safety of your funds, we hereby provide the following reminders regarding the rent, deposit, and service fees that you need to pay to Beijing Xinfu Housing Rental Co., Ltd. (hereinafter referred to as “Beijing Xinfu”):

1. Please do not make payments for the aforementioned funds through any other means except for the payment method explicitly stated in Article 4, Paragraph (3) of this contract.

2. Beijing Xinfu strictly prohibits its agents from collecting or handling any payments or fees (including but not limited to rent, deposit, service fees, etc., regardless of the amount) through personal accounts. Similarly, agents are prohibited from borrowing money or engaging in any other lending activities with you for any reason or in any manner. If you encounter an agent making such requests, please reject them directly and report or complain to the company’s customer service department.

3. Beijing Xinfu strongly advises you not to engage in any financial or material transactions with agents personally. We specifically remind you that Beijing Xinfu will never instruct its agents to engage in such behavior. To avoid unnecessary losses caused by the personal wishes or actions of agents, please carefully read and sign this reminder to acknowledge its contents.

I have read and understood the above reminders and confirm their contents.

Beijing Residential Lease Contract

Lessee: Mingxin Song

[Legal Representative] [Principal]: X

Nationality: Chinese

Registered Permanent Residence: [*****]

ID Type: Resident ID Card

ID Number: [*****]

Mailing Address: [*****]

Postal Code: x

[Authorized Agent]: Beijing Xinfu Housing Rental Co., Ltd.

ID Type: [Business License]

ID Number: [*****]

Mailing Address: A1, No. 9 Yard, Jiuxianqiao Middle Road, Chaoyang District, Beijing

Postal Code: [*****]

Contact Number:[*****]

Name of the Housing Rental Enterprise Employee: Rui Han

Professional Information Card Number: [*****]

(The Lessor and its authorized agent are collectively referred to as “the Lessor”)

Leasee: Beijing REIT Technology Development Co., Ltd.

[Legal Representative] [Principal]: Hengfang Li

Nationality: Chinese

Registered Permanent Residence: [*****]

ID Type: Unified Social Credit Identifier

ID Number: [*****]

Mailing Address: [*****]

Postal Code: x

Contact Number: [*****]

Emergency Contact Person: [*****]

Emergency Contact Number: [*****]

Authorized Agent: Yue Hu

[Legal Guardian] (If applicable):

[Authorized Agent] (If applicable):

Nationality: Chinese

Registered Permanent Residence:

[*****]

ID Type: Resident ID Card

ID Number: [*****]

Mailing Address: [*****]

Postal Code: x

Contact Number: [*****]

Pursuant to the Civil Code of the People’s Republic of China, the Urban Real Estate Administration Law of the People’s Republic of China, the Beijing Housing Rental Ordinance, the Measures for the Administration of Commodity Housing Rental, and other relevant laws and regulations, the Lessor and the Lessee, in accordance with the principles of voluntariness, equality, fairness, and good faith, have reached a consensus through consultation and hereby sign this contract regarding matters related to housing rental.

Both Party A and Party B agree that Party B has chosen the “Carefree Rental” service provided by Party A for the “Carefree Rental - Rental and Sales Version” (requiring the Lessee’s commitment to be signed).

Article 1 Basic Information of the Leased Property

1. Location of the leased property: Room 601, Unit 1, 6th Floor, Building 207, Huizhongbeili, Chaoyang District, Beijing (the location should be consistent with the real estate ownership certificate or other legal proof of the property’s origin). The name of the residential complex is Huizhongbeili, and it falls under the jurisdiction of the Huizhongbeili Residents’ Committee (Village Committee) of the Datun Sub-district Office.

2. The building area of the property is 68.74 square meters, with a total of 9 floors, and the property is located on the 6th floor.

3. Property layout: [Fully furnished apartment] with 2 bedrooms, 1 living room, 1 bathroom, and 1 kitchen; the condition of the property’s facilities, equipment, furniture, appliances, and renovations (see Attachment 1: Property Inspection Form).

4. Proof of legal ownership or source of the property: [Real Estate Ownership Certificate] [House Ownership Certificate] [House Sales Contract] [Residential Lease Contract] No.: X Jing Fang Quan Zheng Chao Zi No. [*****] (see Attachment 2); Name of the property owner/purchaser: Mingxin Song; The property is [not] mortgaged.

Article 2 Method of Lease Transaction and Rental Form

1. The lease of this property is transacted through a housing rental enterprise.

2. Rental form:

[Entire Property Rental] Both parties agree that the maximum number of occupants in the property shall be 2 persons, not exceeding 3 persons.

3. If the lessee differs from the actual occupant, the lessee shall provide the lessor with information about the actual occupant, as specified in Attachment 3. If there is a change in the actual occupant, the lessee shall notify the lessor within 3 days and obtain the lessor’s written consent in advance.

4. After signing this contract, both parties shall register and file the housing lease. If there are any changes to the registered information, they shall promptly handle the change registration. If the housing lease contract is signed online through the housing lease management service platform, there is no need for separate lease registration.

Article 3 Lease Term and Delivery

1. The lease term shall be from July 16, 2023 (hereinafter referred to as the “Lease Start Date”) to July 15, 2024, for a total of 1 year, 366 days (not exceeding the maximum duration stipulated by laws and regulations). The lessor shall deliver the property to the lessee according to the agreed conditions before July 16, 2023, and both parties shall sign the Property Inspection Form (see Attachment 1).

2. Upon expiration of the lease term or termination of the contract, the lessor has the right to take back the property, and the lessee shall return the property, its affixed items, and facilities in [the same condition after normal use] or [the original condition when the lessor delivered the property]. Both parties shall inspect the property, its affixed items, facilities, as well as the usage of water, electricity, gas, and heating, and the lessee shall settle any outstanding fees. Both parties shall sign or stamp the Property Return Confirmation Form (see Attachment 4).

3. Within [30] days before the expiration of the lease term, both parties shall negotiate on the renewal of the lease. If the lessor decides not to continue leasing the property, they shall notify the lessee in writing at least 30 days in advance; if they decide to continue leasing, the original lessee shall have priority under the same conditions.

Article 4: Rent and Deposit

1. Rent Standard: The rent standard is RMB 7,300 per month (applicable for monthly, quarterly, semi-annual, and annual payments). The total rent amounts to RMB 87,600 (in words: Eighty-seven thousand six hundred yuan only). The actual payment amount paid by the lessee shall be subject to the lessor’s collection plan. Without mutual agreement between both parties, the lessor shall not unilaterally increase the rent during the lease term.

Lease Performance Year	Monthly Rent (RMB/month)
1st Year (2023-07-16 to 2024-07-15)	7,300.00

2. The rent shall be paid quarterly. The payment dates for each period’s rent and service fees are detailed in the lessor’s collection plan.

Collection Plan:

Total Payment Amount	In lowercase: 94,900 yuan		In uppercase (Chinese financial characters):
Lease Performance Year	Collection Type	Amount (RMB)	Received Amount (RMB)	Collection Date
	Deposit	+7,300
First Year	Rent	+21,900	29,200	July 16, 2023
First Year	Rent	+21,900	21,900	October 16, 2023
First Year	Rent	+21,900	21,900	January 16, 2024
First Year	Rent	+21,900	21,900	April 16, 2024

3. Both parties choose the following payment method No.【1】:

1）Bank Transfer

Account Name: Beijing Xinfu Housing Rental Co., Ltd.

Bank: [*****]

Bank Account: [*****]

2）Third-party Platform Payment: Payment via Shelling Home APP using WeChat/Alipay.

3）POS Card Payment: Lessee is recommended to use their bank savings card (local or foreign cards are accepted) for payment. After swiping the card, please ensure that the cardholder signs the POS receipt.

4. If the contract is terminated prematurely, the lessor shall refund the rent already collected but not yet incurred within 5 days after the termination of the contract. The lessee shall vacate the premises within 1 day after the termination of the contract.

5. Deposit: RMB 7,300 (in words: Seven thousand three hundred yuan only). The lessee shall pay the deposit to the lessor via bank transfer before July 16, 2023. The deposit shall be used to offset any unpaid rent, expenses, penalties, or compensation payable by the lessee. The remaining balance shall be refunded to the lessee within 5 working days from the date of return of the property.

Article 5: Responsibility for Other Related Expenses

1. During the lease term, the following expenses, as checked, shall be borne by the lessee. Other expenses shall be borne by the lessor.

Water, electricity, gas fees.

Any other expenses related to the property that are not listed in this contract shall be borne by the lessor. If one party pays for an expense that should be borne by the other party, the other party shall reimburse the paying party accordingly.

2. The lessee agrees that when Beijing Xinfu Housing Rental Co., Ltd. provides other services related to the rental of the property, a supplementary agreement to this contract will be signed separately to specify matters related to service fees and their payment. The service fee agreement shall take effect and be fulfilled subject to the performance of this contract.

Article 6: Use and Maintenance of the Property

1. The lessor guarantees that the property meets the national and local safety regulations and standards for construction, security, and indoor air quality. The lessee guarantees to abide by national and local laws and regulations as well as the property management regulations of the community where the property is located, and to use the property reasonably without unauthorized modification of the main building structure or dismantling of indoor facilities and equipment.

2. Upon termination of the lease contract, the lessor 【does not agree】 to the lessee’s 【decoration】 【addition of ancillary facilities】 【addition of equipment】. These matters shall be disposed of by 【the lessee dismantling and restoring to the original condition】.

3. The lessee agrees to allow the lessor to inspect the usage of the property every 【30】 days, but the lessor shall notify the lessee at least 【1】 day in advance.

4. During the lease term, both parties shall jointly ensure that the property and its ancillary items, facilities, and equipment are in a suitable and safe condition:

1）For any damage to the property and its ancillary items, facilities, and equipment caused by natural attributes or reasonable use that is not the fault of the lessee, the lessee shall promptly notify the lessor for repair. The lessor shall carry out the repair within 【2】 days after receiving the notification from the lessee. If the repair is not completed within the specified time, the lessee may conduct the repair on behalf of the lessor, and the expenses shall be borne by the lessor. If the lessee is unable to use the property due to repair or replacement, the lessor shall compensate the lessee by extending the lease term, with the compensation limited to the time during which the lessee is unable to use the property.

2）If the leased property and its affiliated items, facilities, and equipment are damaged due to the lessee’s improper safekeeping or unreasonable use, the lessee shall be responsible for the repair, replacement, or compensation.

3） The purpose of the leased property is for residential use. The lessee is not allowed to change the purpose of the property without authorization, nor use the property for illegal activities. The lessee must not damage public interests or hinder the normal work and life of others.

Article 7: Subletting

The lessor does not consent to the lessee subletting the property.

Article 8: Other Special Situations

1. Sale of Property During the Lease Period

During the lease term, if the lessor intends to sell the property, the lessor shall notify the lessee at least 15 days before the sale and shall not affect the lessee’s normal use of the property. The lessee shall clearly respond within 15 days after receiving the lessor’s written notification on whether to exercise the preemptive right under the same conditions. Failure to respond within the time limit shall be deemed as a waiver of the right. The lessee’s failure to exercise the preemptive right shall not affect the validity of this contract.

2. Expropriation and Demolition of the Property During the Lease Period

In case of expropriation or demolition of the property during the lease term, the parties shall make separate agreements based on laws, regulations, and policies.

Article 9: Termination of the Contract

1. This contract may be terminated by mutual agreement between the parties.

2. If the contract cannot be continued due to force majeure, the affected party shall notify the other party, and this contract shall be terminated upon the delivery of the notice to the other party.

3. If one party intentionally concealing important facts related to the conclusion of a contract or providing false information, resulting in serious consequences or rendering the contract unenforceable or difficult to achieve its purpose, the other party has the right to terminate the contract.

4. The lessee has the right to unilaterally terminate this contract in the following circumstances:

1）Delay in delivering the property for more than 15 days.

2）The lessor has no right to lease the property or leases the property in violation of relevant mandatory provisions of the country and the city.

3）The delivered property does not comply with relevant laws, regulations, or contractual provisions, rendering it unable to be used normally by the lessee or posing a threat to the safety and health of the lessee.

4） Failure to fulfill the agreed maintenance obligations or outstanding fees that should be borne by the lessor, rendering the property unable to be used normally by the lessee.

5. The lessor has the right to unilaterally terminate this contract and reclaim the property in the following circumstances:

1）Failure to pay rent as agreed for a single period of [7] days or a cumulative period of [15] days.

2）Outstanding fees amounting to 15% of the monthly rent.

3）Subletting the property without authorization when the contract stipulates that the lessee is not allowed to sublet.

4）Unauthorized change of the purpose of the property.

5）The actual number of residents exceeds the number agreed in this contract.

6）Alteration, damage to the main building structure, load-bearing structure, or unauthorized changes to the internal structure of the property.

7）Damage to the property or its facilities, equipment, or affiliated items due to improper safekeeping or unreasonable use, and refusal to repair, replace, or compensate.

8）Using the property for illegal activities, damaging public interests, or seriously interfering with the normal work and life of others.

9）The lessee shall comply with the relevant agreements and reminders in Appendix 8 and refrain from activities that endanger the personal safety of themselves and others. The lessee shall bear the responsibility for safety accidents caused by their own reasons within the property, such as throwing objects from a height, improper use of water, electricity, and gas, etc. The lessor shall not be held responsible for such accidents unless caused by intentional acts of the lessor.

10）Refusal to perform this contract after its effectiveness.

6. Other statutory circumstances for termination of the contract.

7. Upon expiration or termination of the housing lease contract, the lessee shall vacate the property no later than the day of expiration or termination. Except for deductions for rent, liquidated damages, and other expenses, the lessor shall refund the remaining deposit and rent to the lessee within [5] working days after the lessee returns the property.

Article 10: Liability for Breach of Contract

1. If the lessor is in the situation stipulated in Article 9, subparagraph (4), the lessor shall pay the lessee a penalty equal to 100% of the monthly rent.

2. If the lessee is in the situation stipulated in Article 9, subparagraph (5), the lessee shall pay the lessor a penalty equal to 100% of the monthly rent. The lessor may also require the lessee to restore the property to its original condition or compensate for the corresponding losses. Among them, if the lessee is in the situation stipulated in Article 9, subparagraph (5), item 5, and the lessor agrees to continue performing this contract, the lessor has the right to require the personnel exceeding the number specified in relevant management regulations to vacate the premises.

3. Except for the situations stipulated in Article 9 of this contract, if the lessor needs to recover the premises in advance during the lease term, or if the lessee needs to terminate the lease in advance, they shall notify the other party in writing at least [30] days in advance and pay the other party a penalty equal to 100% of the monthly rent. The lessor shall refund the rent and expenses paid by the lessee but not incurred.

4. If the lessor fails to perform the maintenance obligations as agreed, resulting in personal injury or property loss to the lessee, the lessor shall bear the compensation liability. If the lessee harms public interests or the legitimate rights and interests of others, or if it is due to improper use, the corresponding responsibility shall be borne by the lessee.

5. If the lessor fails to deliver the property at the agreed time, or returns the deposit or rent to the lessee without fulfilling the agreement, or if the lessee fails to pay the rent as agreed but does not meet the conditions for terminating the contract, and if the lessee fails to return the property at the agreed time, the defaulting party shall pay the non-defaulting party a penalty equal to 100% of the daily rent for each day of delay.

6. If the lessor forcibly evicts the lessee by violence, threats, or other coercive means, or enters the leased property without the lessee’s consent, the lessor shall pay the lessee a penalty equal to 100% of the daily rent per occurrence.

7. If the lease contract is terminated or dissolved, and the lessee fails to vacate the premises as agreed or within the notified time, the lessor may proceed with the eviction on their own after the notified eviction date. Any items belonging to the lessee left in the premises shall be deemed as abandoned by the lessee, and any related property losses shall be borne by the lessee. The expenses incurred by the lessor in evicting the premises shall be borne by the lessee.

Article 11: Notification

Both parties guarantee that the contact addresses and phone numbers recorded in this contract are true and valid. Any document issued under this contract shall be in writing and served to the other party via [postal express delivery]. If any party changes their contact address or phone number, they shall notify the other party in writing within [10] days from the date of the change. If the notifying party fails to fulfill the notification obligation as agreed, the notification made to the agreed contact address shall be deemed as valid delivery.

Article 12: Dispute Resolution

Any disputes arising from the performance of this contract shall be resolved through consultation between the two parties. If the consultation fails, the parties may apply to relevant associations, industry organizations, people’s mediation organizations, etc. for mediation. If the consultation or mediation fails, the dispute shall be resolved according to the following [first] method:

(One) Submit a lawsuit to the People’s Court located in the jurisdiction of the property.

(Two) Submit to arbitration by the X Arbitration Committee.

Article 13: Contract Effectiveness and Special Provisions

1. This contract shall take effect from the date of signature (or seal) by both the lessor and the lessee.

2. This contract shall be made in four identical copies, with two copies held by the lessor, one copy held by the lessee, and one copy held by the lease registration department for record. All copies shall have the same legal effect.

3. After this contract takes effect, if there are any unspecified or unclear contents in this contract, the lessor and the lessee shall sign a written agreement for supplementation (see Attachment 6). The supplementary agreement shall have the same legal effect as this contract. Any termination of this contract shall be made in writing.

4. The attachments to this contract shall have the same legal effect as this contract. Details are as follows:

Attachment 1: Property Inspection Checklist

Attachment 2: Legal Ownership Certificate of the Property

Attachment 3: Information Form of Actual Residents

Attachment 4: Property Return Confirmation

Attachment 5: Standards for Calculation and Collection of Other Related Expenses for Property Rental

Attachment 6: Supplementary Agreement

Attachment 7: Property Occupancy Commitment

Attachment 8: Notice on Safe Use of Leased Housing

Attachment 9: Information Authorization

Attachment 10: Maintenance Responsibility and Inspection Standards

Lessor (Signature or Stamp): [Company Stam Affixed Here]

[Authorized Agent] (Signature or Stamp): /

Signing Date: June 26, 2023

Lessee (Signature or Stamp): [Company Stam Affixed Here]

[Authorized Agent] (Signature or Stamp): /s/ Yue Hu

Signing Date: June 26, 2023

Signature of Housing Rental Enterprise Employee: s/ Rui Han

Professional Information Card Number: [*****]